EXHIBIT 10.10

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), the accompanying Notice of Restricted Stock Unit Award (the “Notice”), and the Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation (the “Plan”), constitute the agreement between Acxiom Corporation (the “Company”) and you with regard to the restricted stock units (“RSUs”) pertaining to the Company’s common stock (“Common Stock”) described in the Notice.  Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan.  In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

1.           Acceptance of Terms.  Your acceptance and retention of the award described in the accompanying Notice, as evidenced by your electronic acceptance of the Notice, shall constitute your acceptance of the terms and conditions set forth in the Notice, this Agreement, and the Plan.

2.           Your Rights with Respect to the RSUs.

(a)           Shareholder Rights.  Upon vesting, the RSUs granted pursuant to the Notice will entitle you to the all the rights of a shareholder of the Company’s Common Stock as to the amount of shares of Common Stock (“Shares”) currently vested.  You will have no shareholder rights with respect to any unvested RSU’s, and your rights with respect to the RSUs will remain forfeitable prior to the date on which such rights become vested.

(b)           Conversion of RSUs; Issuance of Shares.  Upon each vesting date, you will be entitled to receive, as soon as administratively practicable, 25% of the Shares in accordance with the Notice.  No Shares will be issued to you prior to the date on which the RSUs vest.

3.           Vesting.  Unless otherwise specified by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), RSUs shall vest and the restrictions with respect to the RSUs shall lapse as set forth in the Notice, provided that you remain continuously employed by the Company. If your employment with the Company terminates prior to the Performance Units vesting, the Performance Units will be forfeited upon the effective date of the termination.  The provisions of this Section 3 are subject to the provisions of Section 4 below entitled “Forfeiture of Shares.”

4.           Forfeiture of Shares for Engaging in Certain Activities.

(a)           If at any time during your employment with the Company and/or its subsidiaries and affiliated companies, or within one year after termination of your employment you engage in any activity which competes with any activity of the Company and/or its subsidiaries and affiliated companies, or if you engage in any of the prohibited activities listed in subsection (b) below, then

(i)           any unvested RSUs granted to you shall be canceled;

(ii)           with respect to any Shares received by you pursuant to Section 2(b) above within the three-year period before and the three-year period after your termination date, you shall pay to the Company an amount equal to the proceeds of any sale or distribution of those Shares (the “Forfeited Shares”), or, if still held by you, the aggregate fair market value of such Forfeited Shares as of the date of vesting; and

(iii)           the Company shall be entitled to set off against the amount of any such Forfeited Shares any amounts owed to you by the Company.

(b)           The prohibited activities include:

(1)           accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

(2)           disclosing or misusing any confidential information or material concerning the Company;

(3)           any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere;

(4)            any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company;

(5)           the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company, relating to the actual or anticipated business, research or development work of the Company, or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent or other intellectual property right;

(6)           participating in a hostile takeover attempt against the Company;

(7)           a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

(8)           conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

(c)           Upon receipt of any Shares pursuant to Section 2(b) of this Agreement, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

(d)           You may be released from your obligations under this Section 4 only if the Committee, or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

5.           Restriction on Transfer.  RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you except as provided under the Plan, and any unauthorized purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

6.           Taxes.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

7.           Amendments.  All amendments to this Agreement shall be in writing; provided that this Agreement is subject to the power of the Committee and/or the Board to amend the Plan as provided therein, except that no such amendment to the Plan shall adversely affect your rights under this Agreement without your consent.

8.           Notices.  Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its restricted stock plan administrator.  Any notice to be given to you shall be addressed to you at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

9.           Delivery of Certificates. Notwithstanding any other provision of this Agreement, the Company is not required to issue or deliver any certificates for shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

10.           Clawback.  This Award is subject to the Company’s “clawback policy” as may be in effect at the time.

11.           Administration. The Committee and the Board administer the Plan. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued shareholder approval of the Plan, and to any guidelines the Committee or the Board adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

12.           Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

13.           Applicable Law.  This Agreement shall be governed by the laws (excluding the conflict of laws rules) of the State of Delaware.

14.           Forum Selection At all times each party hereto:  (a) irrevocably submits to the exclusive jurisdiction of any Arkansas court or Federal court sitting in Arkansas; (b) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such Arkansas or Federal court; (c) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (d) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

15.           Headings.  Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.